UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 William Street, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 237-5100

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 20, 2004, PerkinElmer, Inc. entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement dated as of December 26, 2002, as amended (the “Credit Agreement”), by and among PerkinElmer, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, certain agents and arrangers, and Bank of America, N.A., as administrative agent. The Amendment amends the Credit Agreement to, among other things:

•	permit several of PerkinElmer’s foreign subsidiaries in specified circumstances to incur unsecured indebtedness in an aggregate amount of no more than $300 million to finance the repatriation to PerkinElmer of foreign earnings of such subsidiaries (with the proceeds of such repatriation used to prepay outstanding indebtedness under the Credit Agreement), if and when pending legislation providing for a low effective tax rate on extraordinary distributions from controlled foreign corporations becomes law;

•	modify the provisions of the Credit Agreement requiring that PerkinElmer mandatorily prepay outstanding indebtedness under the Credit Agreement to reduce the percentage of excess cash flow PerkinElmer is required to use to prepay outstanding indebtedness as PerkinElmer’s leverage ratio decreases;

•	allow PerkinElmer greater flexibility in how it uses its cash by increasing the amount of restricted payments PerkinElmer may make under the Credit Agreement (based upon PerkinElmer’s leverage ratio) and permit PerkinElmer to repurchase all or a portion of its 8 7/8% Senior Subordinated Notes; and

•	increase the aggregate amount of indebtedness that PerkinElmer may incur for investments in acquisitions from $125 million to $250 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: October 26, 2004	By:	/s/ Robert F. Friel
Robert F. Friel Senior Vice President and
Chief Financial Officer